Exhibit 5.1

PricewaterhouseCoopers LLP
Chartered Accountants
PricewaterhouseCoopers Place
250 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 3S7
Telephone +1 604 806 7000
Facsimile +1 604 806 7806
CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS
We hereby consent to the incorporation by reference in the registration statement on Form F-9/A(the “Registration Statement”) of Teck Cominco Limited (the “Company”) of our auditors’ report dated February 26, 2007, relating to the consolidated balance sheets of the Company as at December 31, 2006 and December 31, 2005 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Teck Cominco Limited as of December 31, 2006.
We also consent to the references to us under the headings “Experts,” and “Documents Filed as Part of the Registration Statement” in the Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Vancouver, British Columbia
November 5, 2007
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.